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                                  EXHIBIT 99.1


       Special Meeting of Geon Stockholders Tentatively Set for Mid-April
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CLEVELAND, OHIO - March 16, 1999 - The Geon Company (NYSE: GON) today announced that it has established a new stockholder record date of March 23, 1999, for a special meeting tentatively slated for April 19, 1999. Stockholders will be asked to approve proxy materials concerning Geon's previously announced agreements with the OxyChem division of The Occidental Petroleum Corporation.

The OxyChem agreements authorize formation of a joint venture of the two companies' polyvinyl chloride (PVC) resin business and other related transactions. If Geon stockholders approve the transactions, the OxyChem agreements are expected to take effect May 1, 1999.

The Geon Company is a leading North American-based polymer service and technology company with operations in PVC compounds, specialty PVC resins and other value-added products and services, as well as in PVC resins. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ more than 2,400 people and have 24 manufacturing plants in the United States, Canada, England and Australia and joint ventures in the United States, Canada, England, Australia and Singapore. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. are available on the Internet at http://www.geon.com.